EXHIBIT 99.1

AMERICAN ARBITRATION ASSOCIATION

Commercial Arbitration Rules

Ecosphere Technologies, Inc.
v.
Halliburton Energy Services, Inc.	AAA No. 32 198 Y 00099 13

ORDER NO. 8

RE: DISPOSITIVE MOTION

1.

Pursuant to inter alia Procedural Order Nos. 1 and 3 in this arbitration and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), Respondent Halliburton Energy Services, Inc. (“Respondent” or “HESI”) submitted its Dispositive Motion on November 27, 2013, together with supporting appendices, exhibits and affidavits. On December 19, 2013, Ecosphere Technologies, Inc. (“Claimant” or “Ecosphere”; Claimant and Respondent each being referred to herein individually as a “Party” and collectively as the “Parties”) submitted its Response to Halliburton Energy Services, Inc.’s Dispositive Motion, together with exhibits and affidavits. On December 23, 2013, Respondent submitted its Reply in Support of Dispositive Motion. Both Parties provided legal authorities to the Panel, as well as engaging in correspondence related to the Motion, Response and Reply.

2.

By exchange of letters and emails concluded on November 19, 2013, the Parties had agreed that Texas state law standards for summary judgment would apply to the Dispositive Motion process.

3.

On November 18, 2013, Claimant submitted its Final Amended Trade Secret Specification. On November 19, 2013, Claimant also filed a letter narrowing its claims in this arbitration (the “Narrowing of Claims Letter”) and further stating:

Ecosphere submitted its Final Amended Trade Secret Specification in light of the limitations addressed in this letter. In light of the discovery results recited above, Ecosphere will limit its theory of liability and presentation of evidence at the Final Hearing to HESI's misappropriation of Ecosphere's trade secrets, through public disclosure in the aforementioned HESI Patent Applications, upon their publication pursuant to 35 U.S.C. § 122.

4.

In response to inquiries from HESI and the Panel following the Narrowing of Claims Letter seeking further clarification of Claimant’s position, Claimant submitted letters (November 25, 2013, December 2, 2013 and December 3, 2103) further explaining its position as to the narrowing of its claims and stating that it was withdrawing claims relating to commercial use by Respondent. With respect to the patent applications allegations which it was continuing to maintain, in those later letters Claimant employed the term “filing” rather than the term “publication” used in the Narrowing of Claims Letter.

5.

The Panel heard counsel for Claimant and Respondent at oral argument on January 13, 2014 pursuant to notice given by the American Arbitration Association (the “AAA”). At the January 13 oral argument, counsel for Claimant sought to assert claims based on the purported “use” by Respondent of the asserted trade secret in developing three patent applications (known in this arbitration as the ‘410, ‘363 and ‘369 patents), thus seeking to assert claims beyond the “publication” of those patent applications referred to in the Narrowing of Claims Letter. Upon questioning by the Panel, counsel for Claimant agreed to and did submit the following day (January 15, 2014) an application for leave to present evidence and a theory of liability that includes Respondent’s “use” of trade secret information in assembling the patent applications. Claimant submitted a responsive letter on January 16, 2014.

6.

Also pursuant to request by the Panel at the oral argument, Respondent submitted an affidavit from Mr. Diptabhas Sarkar, with supporting exhibits. Claimant submitted a responsive letter and supporting affidavit from Mr. Edward Leffler on January 17, 2014. Respondent sought leave on January 20, 2014 to reply to Claimant’s letter, which request was denied by the Panel on January 21, 2014. Further, pursuant to request by the Panel on January 14, 2014, the Parties submitted a mutually agreed timetable on January 17, 2014 and individual amended timetables on January 20, 2014 (Respondent) and January 21, 2014 (Claimant).

7.

The Panel has carefully considered the above-described written and oral submissions and such other information as it has considered necessary or appropriate.

8.

In Procedural Order No. 1, the Panel stated:

Consistent with its obligation under Rule L-4 to promote a “just, speedy and cost- effective resolution,” the Panel will rule on any such [dispositive] motion expeditiously. For that purpose, if the Panel rules in response to the motion that the arbitration should proceed in whole or in part, or the Panel disposes of some but not all of the issues in dispute in this arbitration, the Panel will so advise the Parties in summary fashion, deferring to the extent appropriate a full explanation of its reasons to the final award in this matter.

9.

This is a summary ruling as contemplated by Procedural Order No. 1.

10.

The Panel has determined that the issues presented in the Dispositive Motion involve intertwined issues of disputed material fact and law more properly resolved by the full adversarial process contemplated for the March 2014 hearings in this matter. Consequently, the Panel declines at this time to dispose of any of the issues remaining in this arbitration. As provided in Procedural Order No. 1, the Panel will defer a full explanation of its reasons to the final award in this matter.

11.

Without in any way seeking to prejudge any issues for which additional evidence and argument is to be presented at the final hearings in March 2014, the Panel believes the promotion of a “just, speedy and cost-effective resolution” of this arbitration may benefit from the following additional comments consequent on the Dispositive Motion process.

12.

The Panel notes that the allocation of the burden of proof and the standard of evidentiary proof in a summary judgment motion are necessarily different than is the case in a full hearing. The Claimant has the burden of proof at the final hearing and must (a) prove the existence of the alleged trade secret; (b) prove each element required for the claims alleged in the demand of theft, misappropriation or conversion or that the applicable contract has been breached; and (c) prove that Respondent’s conduct caused recoverable damages to Claimant.

13.

In connection with the Dispositive Motion, Claimant has asserted that the trade secret in question is a “combination” or “balance” that “can exist in a combination of characteristics or components each of which, by itself, is in the public domain, but the unified process, design and operation of which in unique combination, affords a competitive advantage and is a protectible secret.” Claimant has the burden at the final hearing of showing with specificity exactly what combination or balance constitutes the purported trade secret and that Respondent received it and used it in violation of law in the filing and/or publication of the patent applications. Broad assertions that such a combination or balance exists are not likely to be sufficient to meet that burden.

14.

With respect to the issue of the purported failure by Claimant to mark information as confidential or otherwise comply with confidentiality notification requirements in the Joint Confidentiality Agreement (“JCA”), the Panel at this time does not believe that such contractual requirements necessarily preclude the assertion of unlawful conduct by Claimant in this arbitration with respect to Counts I or II in the Demand for Arbitration. The Panel anticipates further evidence on the issue at the final hearing.

15.

With respect to the issue of the computation of damages raised in the Dispositive Motion process, the Panel notes that, for purposes of surviving a summary judgment motion, it is sufficient for Claimant to offer some evidence of compensable loss. There is no requirement at the summary judgment stage for Claimant’s expert evidence to do more than make a prima facie showing of compensable loss, even if the expert evidence presented at this stage may not in the end prove to be persuasive as to the sum being sought by Claimant or the underlying theory for measuring those damages. Claimant’s showing at the final hearing must, if liability is then established, satisfy the applicable standards of proof for demonstrating injury and quantum.

16.

With respect to damages, in connection with the Dispositive Motion process the Parties addressed only a theory of damages based on diminution of Ecosphere’s market value. The element of causation as it relates to a theory of damages based on diminution of market value was not addressed by either side during the Dispositive Motion process. The Parties may wish to consider that element in connection with such a theory of damages.

17.

The evidence presented by Claimant in connection with the foregoing issues for purposes of the Dispositive Motion was sufficient to survive a summary judgment standard of “disputed material facts.” As noted, the burden is markedly different at a full hearing. Claimant may wish, to the extent permitted by existing Orders in this matter, to consider supplementing its presentation at the hearing with additional credible and persuasive evidence.

18.

The Panel grants Claimant’s request to present evidence and a theory of liability based on Respondent’s use of trade secret information in assembling the Halliburton patent applications and will not limit Claimant to “publication” alone. Claimant’s narrowing of its claims in its letters to the Panel in November and December 2013 specifically referred to allegations relating not only to “publication,” but also the “filing” of the patent applications. The Panel concludes that filing of information requires the use of information, thus hearings related to Respondent’s ‘410, ‘363 and ‘369 patent applications may address the information contained within them, not only the mere act of filing or publication of the patent application. Claimant will bear the burden of proof as to its allegations concerning the patent applications as discussed above. The Panel notes, with respect to notice to Respondent and its opportunity to prepare for the hearing, that Claimant narrowed its claim in November 2013 after the close of discovery and Respondent addressed Claimant’s claim as now articulated in its moving papers on the Dispositive Motion. The Panel’s grant of Claimant’s request does not authorize any departure from the scope of Claimant’s asserted trade secret as set out in the Final Amended Trade Secret Specification.

19.

In light of the foregoing, the Parties shall promptly consult as to whether any further reductions in the anticipated number of hearing days is appropriate.

——————————————————————

Mark Kantor

Chair, for the Panel

January 21, 2014

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